Exhibit 10.42

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Confidential Separation Agreement and General Release of Claims (this “Agreement” or “Release”) is entered into between Drew Burch (“you”) and TriLink BioTechnologies, LLC (the “Company”). You and the Company (together, the “Parties”) agree as follows:

Termination of Employment Relationship: Your employment relationship with the Company will end on January 16, 2025 (the “Termination Date”).
Severance: Subject to the execution and non-revocation of this Agreement during the Revocation Period (as such term is defined below), and subject further to compliance with the obligations under this Agreement, you will be entitled to receive from the Company the following consideration:
a.Salary Continuation. The Company shall pay you the gross amount (before withholdings) of $476,100 (the “Salary Continuation”). The Salary Continuation shall be payable in substantially equal installments for a period of twelve (12) months following the Termination Date, to be made on your regular salary payment dates as in effect on the Termination Date; provided, however, that the first payment of the Salary Continuation following the Revocation Period will include all amounts that otherwise would have been due prior thereto had such payments commenced immediately upon the Termination Date. The Severance Payments will be subject to all applicable tax withholdings.

b.2024 Annual Incentive Plan Bonus Pay. The Company shall pay you on or around March 7, 2025, any amount earned under the 2024 Annual Incentive Plan subject to all applicable tax withholdings.

c.2025 Annual Incentive Plan Bonus Pay. The Company shall pay you the gross amount (before withholdings) of $15,382, which is equal to your target annual bonus for the Company’s 2025 fiscal year prorated for the number of days employed in 2025 through the Termination Date).

d.Health Insurance: COBRA Rights. The Company will provide payment directly to the COBRA administrator of the premiums required to continue your group Healthcare Benefits for the earlier of twelve months following the date your company provided health benefits ended or the expiration of your eligibility for the continuation of coverage under the applicable provisions of COBRA (e.g., date you begin health insurance coverage under another group health plan), provided that you timely elect to continue coverage and remain eligible for these benefits under COBRA. No payments will be made with respect to any month following the date on which you become ineligible for COBRA coverage (a “Disqualifying Event”). You must notify the Company within five (5) days of becoming aware that a Disqualifying Event has occurred or will occur. For the avoidance of doubt, following the expiration of above date, you may continue health insurance coverage under COBRA at your own expense to the extent permitted under applicable law.

e.No Other Entitlements. As of the Termination Date, you acknowledge that you will no longer be entitled to any other benefits, payments or contributions from the Company other than those specifically provided for in this Agreement.

RELEASE OF CLAIMS
You are signing this Release in consideration for the benefits that you will receive under the Company’s severance plan and indicated in this Agreement. You and any person acting by, through, under or on behalf of you, release, waive, and forever discharge Maravai LifeSciences Holdings, Inc., a Delaware corporation (“Maravai”), its subsidiaries, affiliates, and related entities and all of their respective agents, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising out of, or connected with, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; the terms and conditions of employment; compensation and benefits; and/or the termination of employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the National Labor Relations Act (NLRA), the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, any amendments to the foregoing, any other federal, state, or local law, rule, ordinance, or regulation, as well as claims in equity or under common law for tort, breach of contract, wrongful discharge, defamation, emotional distress, and negligence.
You understand this release of claims does not apply to (a) any claims or rights that may arise after you sign this Release, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s employee benefit and compensation plans as applicable on the date you sign this Release, and (d) any claims that the controlling law clearly states may not be released by private agreement.

VOLUNTARY AGREEMENT; ADVICE OF COUNSEL; CONSIDERATION AND REVOCATION PERIODS
You understand and acknowledge that:
a.The consideration for this Release is in addition to anything of value to which you already are entitled, and is not wages, a wage increase, a bonus, or any other form of compensation for services performed. Standard deductions will be made to the consideration for this Release.
b.You have had the opportunity to seek, and you are advised in writing to seek, legal counsel prior to signing this Release.
c.You have been given at least 30 days from the date you received this Release and any attached information to consider the terms of this Release before signing it (the “Consideration Period”). In the event you choose to sign this Release prior to the expiration of the Consideration Period, you represent that you are knowingly and voluntarily waiving the remainder of the Consideration

Period. The Company has made no threats or promises to induce you to sign earlier. You understand that having waived some portion of the Consideration Period, the Company may expedite the processing of benefits provided to you in exchange for signing this Release. You agree with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.
d.If you sign this Release, you can change your mind and revoke it within 7 days (15 in Minnesota) after signing by sending written notice of revocation to the person indicated below (the “Revocation Period”). You understand that this Release will not be effective until after this Revocation Period has expired, and you will not be entitled to receive any benefits until after the Release becomes effective. If the Revocation Period expires on a weekend or holiday, you understand you have until the end of the next business day to revoke. If you sign this Release and do not revoke it during the Revocation Period, the date upon which this Release becomes effective shall be known as the “Effective Date.”
e.You will return your signed Release and any written revocation notice to HR@Maravai.com.
f.You have (i) received all compensation due you as a result of services performed for the Company with the receipt of your final paycheck; (ii) reported to the Company any and all work-related injuries or occupational disease incurred by you during your employment by the Company; (iii) been properly provided any leave requested because of your or a family member’s health condition or military service and have not been subjected to any improper treatment, due to a request for or taking such leave; (iv) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any Released Party; and (v) no pending claim against the Company or any Released Party for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.

BINDING AGREEMENT AND PROMISE NOT TO SUE
You understand that following the Effective Date, this Release will be final and binding. You promise that you will not file a lawsuit or arbitration proceeding based on any claim that you have settled by this Release. If you break this promise or fail to comply with your obligations under this Release, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such lawsuit or arbitration, or any Released Party’s efforts to enforce the terms of this Release, except this promise not to sue does not apply to claims challenging the knowing and voluntary nature of this Release that you may have under the Older Workers Benefit Protection Act (“OWBPA”) and the ADEA. Although you are releasing claims that you may have under the OWBPA and the ADEA, you understand that you may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission, or any other federal, state or local agency charged with the enforcement of any employment laws. This provision is not intended to preclude otherwise available recovery of attorneys’ fees or costs specifically authorized under applicable law.

COMPANY PROPERTY; CONFIDENTIALITY
You represent and warrant that you have returned (and destroyed any copies of) all Confidential Information (as defined below) or proprietary information (in whatever form), credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which are the property of the Company. You further agree not to retain any tangible or electronic copies of any such property in your possession or under your control. Proprietary information, confidential information and trade secrets protected in this or any other agreement or release that the Company has presented you is hereby amended to exclude information protected under Protected Rights section (d) below (“Excluded Information”), and the Company will not seek to enforce or pursue penalties or claims for damages based on conduct involving Excluded Information.
You understand and agree that during the course of employment with the Company, you have had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). You further understand and agree that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by you may cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.
For purposes of this Agreement, Confidential Information includes, but is not limited to, any confidential or proprietary, technical or non- technical information of Company, including for example and without limitation: Company data, contracts, products, inventions, trade secrets, know-how, systems, formulae, processes, compositions, manufacturing techniques, machinery, equipment, research projects, drawings, models, data processing and computer software techniques, programs and systems; scientific formulas, solutions, procedures, results, records, notebooks, summaries, calculations; customer information and lists, price lists, costs, sales, sales volume or strategy, profitability, plans; documents, business records, promotional materials, marketing information and strategy, pricing information and strategies; quotes, backlog, orders inventory, expansion or acquisition or divestiture plans or strategy; information about Company operations, employee compensation, computer programs, marketing materials or strategies; Company’s customer lists and prospective customer lists (including the names, addresses, telephone numbers and account numbers of Company’s customers, Company’s trade history with each customer, and all other information on Company’s customer and prospective customer lists); vendor lists and all other information regarding Company’s vendors, licenses, distributors, strategic partners, and suppliers; training materials, policies and procedures, methods, processes, techniques, and expertise; Company financial information; and all concepts, plans, proposals or information about Company’s current, future and proposed business, and/or any other information and records obtained or developed by Company in the course of its business operations, without regard to the oral, written, digital, or other form of the Confidential Information, and without regard to the manner of preparation, transmittal, or storage of the Confidential Information, including but not limited to physical devices or materials, electronic devices or media, magnetic media, optical media, or any other method, means, or medium. “Confidential Information”

also includes information Company has received from others that Company is obligated to treat as confidential or proprietary, which may have been made known to you by Company, a third party or otherwise during your employment with Company.
Confidential Information developed by you in the course of your employment by the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to you in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to you, provided that the disclosure is through no direct or indirect fault of yours or person(s) acting on your behalf.
You agree and covenant to treat all Confidential Information as strictly confidential; not directly or indirectly disclose, publish, communicate, or make Confidential Information available, or knowingly allow Confidential Information to be disclosed, published, communicated, or made available, in whole or part, to any third party; and not to access or use any Confidential Information.
Notwithstanding the foregoing, you understand that you may disclose Confidential Information to the extent as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided that you shall provide written notice of any such requirement or order to an authorized officer of the Company prior to making any such disclosure, unless providing such notice is prohibited by applicable law or except in connection with making a disclosure protected by whistleblower laws or reporting possible violations of federal law or regulation to any governmental agency or entity (including the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General), in which case, you do not need the prior authorization of the Company to make such reports or disclosures.

GENERAL PROVISIONS
This Release shall be construed under the law of the state in which you last worked for the Company. This Release, including the state specific addendum enclosed herewith as Annex I, which is incorporated herein by reference and applies if you lived or worked in a referenced state, constitutes the complete and total agreement between the Company and you with respect to issues addressed in this Release, except that your obligations under previously signed confidentiality, trade secrets, inventions, unfair competition, and arbitration or other dispute resolution agreements (including, without limitation, your Second Amended and Restated Employment Agreement by and among you, Maravai and the Company, dated February 25, 2024 and that certain Employee Invention Assignment and Non-Disclosure Agreement by and between you and Maravai Intermediate Holdings, LLC, dated February 13, 2023, copies of which are attached hereto as Exhibit A and Exhibit B, respectively) shall remain intact. You represent that you are not relying on any other agreements or oral representations not fully expressed in this document including any attachments. You agree that this Release shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and you. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Release. You agree that this Release will not be introduced as evidence in any administrative proceeding or in any lawsuit. You agree that should any part of this Release except the release of claims be found to be void or unenforceable by a court of competent jurisdiction or arbitrator, that determination will not affect the remainder of this Release, and a court or arbitrator shall have the power to interpret and reform any void or unenforceable provision so as to comply with legal requirements and the intent of the parties.

PROTECTED RIGHTS
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release (a) limits or affects your right to disclose or discuss sexual misconduct, sexual harassment or sexual assault disputes, or any other unlawful or unsafe Company conduct or practices; (b) limits or affects your right to challenge the validity of this Release under the ADEA or the OWBPA; (c) prevents you from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; (d) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. However, by signing this Release you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited).
In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date: January 17, 2025	Company Representative Pamela Petriello	/s/ Pamela Petriello Signature

I have read this Release and understand its legal and binding effect. I am acting voluntarily, deliberately, and of my own free will in signing this Release. The Company has provided me with all information needed to make an informed decision to sign this Release, notice of and an opportunity to retain an attorney, and an opportunity to ask questions.
Dated Signature Name Printed
January 17, 2025 /s/ Andrew Burch Drew Burch

Annex I

STATE SPECIFIC ADDENDUM TO GENERAL RELEASE APPLICABLE TO
INDIVIDUALS WHO LIVED OR WORKED IN THE FOLLOWING STATES:

1.CALIFORNIA. If during your employment with the Company, you lived or worked in California, the following language is added to the end of release of claims:
You are releasing all rights under Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
You are also not waiving your right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.
The following is added to the section on protected rights:
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
2.COLORADO. If during your employment with the Company, you lived or worked in Colorado, the following language is added to the section on protected rights
•Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release limits your ability to disclosure or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice;
•The confidentiality obligation in this Release and any other reference that could be considered a nondisclosure provision applies equally to all parties to the release;
•Nothing in this Release including any nondisclosure provision restrains you from disclosing the underlying facts of any alleged discriminatory or unfair employment practice including disclosing the existence and terms of a settlement agreement oto your immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer;
oto any local, state, or federal government agency for any reason including disclosing the existence and terms of a settlement agreement, without first notifying the employer;
oin response to legal process, such as a subpoena to testify at a deposition or in court, including disclosing the existence and terms of a settlement agreement, without first notifying the employer; and
ofor all other purposes required by law;
•the disclosure of underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement;

•if the employer disparages me to a third-party, the employer may not seek to enforce the nondisparagement or nondisclosure provisions of the Release or seek damages against me or any other party to the Release for violating those provisions, but all other remaining terms of the Release remain enforceable; and
•the parties to this release sign below attesting to compliance with Colo. Rev. Stat. §24-34-407(1).
______________________________        ___________________________
Employee                    For the Employer

3.HAWAII. If during your employment with the Company, you lived or worked in Hawaii, the following is added to the section on protected rights:
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release shall be construed to prevent disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.
4.ILLINOIS. If during youry employment with the Company, you lived or worked in Illinois, the following is added to the section on protected rights:
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release is intended to or will be used in any way to limit your rights to make truthful statements or disclosures regarding unlawful employment practices or precludes me from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when you have been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
5.MASSACHUSETTS. If during your employment with the Company, you lived or worked in Massachusetts, the following statutes are added to the list of statutes in the release of claims: the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act.
6.MINNESOTA. If during your employment with the Company, you lived or worked in Minnesota, you understand you have 15 days to revoke the Release instead of the 7 days stated in the Revocation paragraph. I understand that I may return my revocation notice to the person identified in the Release by hand delivery, mail or email. In addition, the Release shall not become effective until the 15-day revocation period expires, provided I do not revoke.
7.MONTANA. If during your employment with the Company, you lived or worked in Montana, the following language is added to the end of the release of claims:
    You are releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:
    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY THE CREDITOR, MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR.
You understand that you are referred to in this statute as the “creditor” and the Company is referred to as the “debtor.”
8.NEVADA. If during your employment with the Company, you lived or worked in Nevada, the following language is added to the section on protected rights:

Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release is intended to or will be used in any way to limit your rights to make truthful statements or disclosures regarding unlawful employment practices or precludes you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when you have been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
9.NEW JERSEY. If during your employment with the Company, you lived or worked in New Jersey, the following statutes are added to the list of statutes in the release of claims: the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the Diane B. Allen Equal Pay Act.
In addition, the following is added to the section on protected rights:
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release shall have the purpose or effect of requiring you to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that you do not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.
10.NEW YORK. If during your employment with the Company, you lived or worked in New York, the following is added to the section on protected rights:
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release requires the payment of liquidated damages or forfeiture of all or part of the consideration for the release for violations of a nondisclosure or nondisparagement clause; or requires any affirmative statement that the complainant was not in fact subject to unlawful discrimination, including discriminatory harassment, or retaliation.
11.NORTH DAKOTA. If during your employment with the Company, you lived or worked in North Dakota, the following language is added to the release of claims:
You expressly waive any and all rights that you may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code § 9-13-02.
12.OREGON. If during your employment with the Company, you lived or worked in Oregon, the following is added to the section on protected rights:
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release shall have the purpose or effect of preventing me from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation; or prevents you from disclosing the amount or fact of any settlement.
13.SOUTH DAKOTA. If during your employment with the Company, you lived or worked in South Dakota, the following language is added to the release of claims:
You expressly waive any and all rights that you may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.

14.WASHINGTON. If during your employment with the Company, you lived or worked in the State of Washington, the following is added to the section on protected rights:
Regardless of whether or not you sign this Release, nothing in any Company agreement, policy, or practice, including this Release prevents you from discussing or disclosing conduct, or the existence of a settlement involving conduct, that you reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that you remain subject to your obligation to keep confidential the amount paid in settlement of any claim.
15.WEST VIRGINIA. If during your employment with Company, you lived or worked in West Virginia, the following language is added to the Releases in the indicated places:
•“The West Virginia Human Rights Act” is added to the list of statutes released in the release of claims.
•A reference to “The toll-free number for the West Virginia Bar Association is 1-866-989-8227” is added to subpart (b) under the Voluntary Agreement; Advice of Counsel; Review Periods section.
•“This confidentiality obligation does not apply to communications between you and (i) the Human Rights Commission and (ii) similarly situated employees” is added to the end of the Company Property; General Provisions on page 2 of the Release.
•“The method and/or factors used or considered in arriving at the amount of consideration offered” is included in subpart (a) in the Information about the Involuntary Reduction Program section on page 2 of the Release. In addition, all employees in West Virginia, receive the information about the group termination program referenced above.

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